Exhibit 99.1

January 28, 2010

Encision Reports Profitable Third Fiscal Quarter Results

Boulder, Colorado, January 28, 2010 — Encision Inc. (OTCBB: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its third quarter of fiscal year 2010.

Net sales for the three months ended December 31, 2009 and December 31, 2008 totaled $3.3 million. The Company recorded net income of $149 thousand, or $.02 per share, for the third quarter of fiscal year 2010, compared to a net income of $233 thousand, or $.04 per share, for the third quarter of fiscal year 2009. Gross profit margin for the third quarter of fiscal year 2010 was 61.6%, as compared to 63.6% for the third quarter of fiscal year 2009. The lower gross profit margin for the third quarter of fiscal year 2010 was due to increased sales of lower gross profit margin products.

Net sales for the first nine months ended December 31, 2009 totaled $9.65 million, representing a 1% decrease over net sales of $9.71 million for the prior fiscal year’s first nine months. The Company recorded net income of $359 thousand, or $.06 per share, for the first nine months of fiscal year 2010, compared to net income of $144 thousand, or $.02 per share, for the first nine months of fiscal year 2009. Gross profit margin for the first nine months of fiscal year 2010 and fiscal year 2009 was 62%.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:             Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

 Encision Inc.
Condensed Balance Sheets
 (Amounts in thousands)

	December 31, 2009 (Unaudited)	March 31, 2009 (Audited)
ASSETS
Cash and cash equivalents	$47	$85
Accounts receivable, net	1,196	1,264
Inventories, net	2,351	2,505
Prepaid expenses	92	36
Total current assets	3,686	3,890
Equipment, net	1,095	840
Patents, net	265	216
Other assets	27	24
Total assets	$5,073	$4,970
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$373	$745
Accrued compensation	337	406
Other accrued liabilities	388	367
Line of credit	—	191
Total current liabilities	1,098	1,709
Line of credit	275	—
Common stock and additional paid-in capital	19,640	19,560
Accumulated (deficit)	(15,940)	(16,299)
Total shareholders’ equity	3,700	3,261
Total liabilities and shareholders’ equity	$5,073	$4,970

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net sales	$3,260	$3,271	$9,650	$9,711
Cost of sales	1,251	1,192	3,664	3,715
Gross profit	2,009	2,079	5,986	5,996
Operating expenses:
Sales and marketing	1,146	1,191	3,580	3,887
General and administrative	362	355	1,059	1,080
Research and development	341	286	947	856
Total operating expenses	1,849	1,832	5,586	5,823
Operating income	160	247	400	173
Interest and other income (expense), net	(11)	(14)	(42)	(29)
Income before provision for income taxes	149	233	359	144
Provision for income taxes	––	––	––	––
Net income	$149	$233	$359	$144
Net income per share—basic	$0.02	$0.04	$0.06	$0.02
Net income per share—diluted	$0.02	$0.04	$0.06	$0.02
Basic weighted average number of shares	6,455	6,455	6,455	6,453
Diluted weighted average number of shares	6,461	6,455	6,463	6,453